                                                                  EXHIBIT 10.25

                               SECURITY AGREEMENT

         This SECURITY AGREEMENT is made on this 8th day of January, 2002 between Radio Metrix Inc., a Florida corporation ("Debtor") and SDR METRO INC:
("Secured Party")

         WHEREAS, Secured Party and Radio Metrix Incorporated (i.e. - Radio Metrix Inc., a Florida corporation), entered into a License Agreement as of the 14th day of March 1992, and an Amendment thereto dated by the parties on February 14, 1997 and May 26, 1998 respectively (collectively hereinafter referred to as the "License Agreement").

         WHEREAS, Secured Party, Brent Simon and Radio Metrix, Inc. (i.e. - Radio Metrix Inc.) entered into a Purchase Agreement dated October 9, 2000 as extended by that certain Extension Agreement entered into by and among the same parties on September 25, 2001 pursuant to which the Secured Party and Brent Simon agreed to sell to Radio Metrix Inc. U.S. Patent No. 5,337,039 ("Patent") (collectively hereinafter referred to as the "Purchase Agreement"); and

         WHEREAS, Debtor and Secured Party, by this Security Agreement, wish to set forth the terms and conditions pursuant to which Debtor grants to Secured Party a security interest in the Patent.

         1. SECURITY INTEREST. Debtor grants to Secured Party a security interest in the Patent and the License Agreement attached as Exhibit "A" (the "Collateral"). The security interest shall secure the payment and performance of Debtor's Promissory Note of even date herewith in the principal amount of Six Hundred Thousand ($600,000) Dollars ("Promissory Note").

         2.       COVENANTS.

                  (A) Except as set forth in subparagraph (b) below, the Debtor will not sell, dispose, or otherwise transfer the Collateral or any interest therein without the prior written consent of Secured Party, and the Debtor shall keep the Collateral free from unpaid charges.

                  (B) Debtor shall have the absolute right, without permission from or approval of Secured Party, to enter into licenses or sublicenses regarding the Patent during the term of this Security Agreement and to convey the Collateral as part of a merger or sale of assets, provided the surviving party to the merger or the buyer expressly assumes all obligations under the Promissory Note, this Security Agreement and the Remedy Upon Default Agreement.

                  (C) The Debtor shall execute alone or with Secured Party any Financing Statement or other document or procure any document, and pay the cost of filing the same in all public offices wherever filing is deemed by Secured Party to be necessary.

         3. TERM. This Agreement shall remain in force and effect until the Promissory Note has been paid in full, and upon said payment, Secured Party agrees that it will mark the Note cancelled, and return same to Debtor and execute and file a Releasing Financing Statement.

         4. DEFAULT. In the event of Default, the rights of the parties shall be governed by the Remedy upon Default Agreement executed on even date by the parties hereto and incorporated herein as Exhibit "B". Pursuant to the Purchase Agreement, the Debtor shall be in default under this Agreement upon the happening of noncompliance with or nonperformance of the Debtor's obligations under the Note or this Agreement. This Agreement shall inure to the benefit of and bind the heirs, executors, administrators, successors, and assigns of the parties. This Agreement shall have the effect of an instrument under seal.

         IN WITNESS WHEREOF, the parties have signed this Agreement on the date and year first above written.

Radio Metrix Inc.                          SDR Metro Inc.



By:   /s/ S. A. Michael, President        By:  /s/ David L.E. Jones, President
      -----------------------------            --------------------------------
      Stephen A. Michael
 As Its: President                         As Its: President

                                                              US005337039A

United States Patent [19]                           [11] Patent Number:  5,337,039
Simon                                               [45] Date of Patent: Aug. 9, 1994
-----------------------------------------------------------------------------------------
[54] PROXIMITY DETECTION SYSTEM WITH                4,453,112  6/1984 Sauer............... 318/281
     DIGITAL FREQUENCY VARIATION                    4,652,864  3/1987 Calvin.............. 340/553
     DETECTION MEANS                                4,760,490  7/1988 Murao............... 361/181
                                                    4,794,273 12/1988 McCullough et al.... 307/139
[75] Inventor: Arvin B. Simon, Cleveland, Ohio      4,998,094  3/1991 Englmeier et al..... 340/572
[73] Assignee: SDR Metro Inc., Euclid, Ohio         5,034,722  7/1991 Premack............. 340/562

[21] Appl. No.: 915,097                             Primary Examiner -- Glen R. Swann, III
                                                    Attorney, Agent, or Firm -- Gifford, Groh, Sprinkle,
[22] Filed:   Jul 16, 1992                          Patmore and Anderson

[51] Int. Cl.(3) .................... G08B 13/26    [57]                  ABSTRACT
[52] U.S. Cl. ................ 340/562; 307/116;
               331/65; 340/938; 340/939; 340/941    An oscillator which produces a continuous wave output
[58] Field of Search ........ 340/938, 939, 941,    signal on an antenna having a preset frequency. A de-
                    562, 340/561;307/116; 331/65    tection circuit detects changes in the preset frequency
[56]          REFERENCES CITED                      resulting from proximity between the antenna and an
                                                    object and when such an object is detected, the detec-
           U.S. PATENT DOCUMENTS                    tion circuit generates an output signal. A compensation
3,346,856 10/1967 Dobble et al.......... 340/939    circuit is also provided for compensating for changes of
3,626,637 12/1971 Rudicel et al.                    the preset frequency which are caused by factors other
3,989,932 11/1976 Koerner............... 340/938    than proximity of the antenna with an object. Such
4,075,563  2/1978 Battle................ 340/939    other factors include radio frequency interference, long
4,103 252  7/1978 Bobick................ 331/48     term component degradation, temperature, and the like.
4,169,250  9/1979 Bayer................. 340/562
4,240,528 12/1980 Krans................. 187/52 R
4,345,167  8/1982 Calvin................ 307/308                  19 Claims, 2 Drawing Sheets


                                   [GRAPHIC]


                                   EXHIBIT A

                               License Agreement

         This LICENSE AGREEMENT (the "Agreement") is made and entered into by and between Radio Metrix, Incorporated ("RMI"), a Florida corporation, and SDR Metro, Incorporated ("SDRMI"), an Ohio corporation as of this 14th day of March, 1992.

                                  WITNESSETH:

         WHEREAS, SDRMI has developed technology for a sensing device utilizing radio waves in a unique fashion (Radio Proximity Sensing), more fully described in Exhibit "A" (herein the "TECHNOLOGY"); and

         WHEREAS, RMI wishes to commercialize the TECHNOLOGY for all applications; and

         WHEREAS, SDRMI wishes to grant RMI a license to the TECHNOLOGY pursuant to the terms and conditions of this Agreement; and

         WHEREAS, the parties wish to enter into this Agreement setting forth the terms and provisions of their understanding.

         NOW, THEREFORE, for good and valuable consideration, in hand received, including the mutual covenants and promises of the parties as set forth in this Agreement, the parties mutually agree as follows:

         1. LICENSE. SDRMI hereby grants RMI the exclusive, perpetual, worldwide right to commercialize, manufacture, sell, market, apply, and utilize the TECHNOLOGY for all applications. SDRMI shall not permit any other person or entity to use or apply the TECHNOLOGY, or any part thereof, for any use without the prior written permission of RMI, which may be withheld in the sole discretion of RMI. Further, SDRMI agrees to assist in the defense of the TECHNOLOGY from and against any use, infringement, or claim threatened or asserted by any other party.

         RMI's license to the TECHNOLOGY for any specific application shall become nonexclusive should RMI not commence sales of the TECHNOLOGY for that specific application within 18 months after the date on which the final product development has been completed and is available for commercial sale (the "COMMERCIALIZATION PERIOD"). In such event, RMI's license to all other applications of the TECHNOLOGY shall remain exclusive. The COMMERCIALIZATION PERIOD will be extended for an additional six-month period upon good cause being demonstrated. In the event that RMI`s exclusivity for any specific application is lost pursuant to the provisions of this paragraph, the royalty responsibility of RMI to SDRMI for TECHNOLOGY used in that specific application shall be equal to or better than the royalty arrangement or other compensatory arrangement granted to any other party.

         2. COMMERCIALIZATION. RMI agrees to exercise its best efforts to commercialize the TECHNOLOGY through commercial sales, sublicenses, joint development agreements, and other commercialization efforts. RMI agrees to immediately conduct a patentability search and providing that the TECHNOLOGY is found to be patentable to promptly proceed with filing and prosecuting, at RMI's sole cost, patent applications in the United States and in selected international jurisdictions.


                                   EXHIBIT A

Patent applications shall be jointly prepared by RMI and SDRMI, with SDRMI working directly with the selected patent counsel. All patent applications shall reflect Arvin Brent Simon as the sole inventor and SDRMI as the assignee. SDRMI may assign its status as assignee to a corporation organized by SDRMI, provided that said corporation becomes jointly bound under the terms of this Agreement with SDRMI.

         3. ROYALTY. RMI agrees to pay SDRMI a royalty equal to forty percent (40%) of all royalties received by RMI from the sale of products incorporating the TECHNOLOGY or from the sale or use of the TECHNOLOGY. Once aggregate royalty payments paid to SDRMI equal $75,000.00, all subsequent royalty payments shall be reduced to twenty percent (20%) of all royalties received by RMI from the sale of products incorporating the TECHNOLOGY or from the sale or use of the TECHNOLOGY.

         In addition to the foregoing described royalty, an additional royalty equaling ten percent (10%) (the "Volume Royalty") of all royalties received by RMI from the sale of products incorporating TECHNOLOGY or from the use or sale of the TECHNOLOGY to any single sublicensee of RMI which has sold a minimum of 200,000 units of a specific product incorporating the TECHNOLOGY in any calendar year (the "Increase Royalty Level") shall be paid to SDRMI. The Volume Royalty shall be computed each year for each sublicensee, with the sublicensee's sales for each product starting at zero on January 1st of each year. The Volume Royalties shall be paid commencing with the 200,001st unit of that product sold by that specific sublicensee in each calendar year.

         Should RMI manufacture or market products incorporating the TECHNOLOGY, RMI shall, in lieu of the foregoing royalty and Volume Royalty, pay SDRMI a royalty equal to twenty-five percent (25%) of adjusted gross revenues of RMI from such sales. "Adjusted Gross Revenues" shall mean gross revenues from products manufactured or marketed by RMI, less only the cost of materials, manufacturing costs, advertising costs, and sales costs paid to parties who are not officers, directors, or stockholders of RMI or members of their families. Reasonability of costs to be judged by generally accepted accounting principals.

Should RMI grant a sublicense to any entity affiliated by stock ownership with RMI, the royalty due and payable to SDRMI shall not be reduced as a result of said sublicense arrangement from what the royalty would have been had the manufacturing or sales been effected directly by RMI.

RMI shall pay all royalties on or before the 10th day of the month following the receipt of said revenue by RMI. All royalty payments shall be accomplished by a written report specifying revenues and the manner of calculation. SDRMI shall have the right to inspect the books and records of RMI at any reasonable time.

         4. SUBLICENSEE. Thirty percent (30%) of any sublicensee received by RMI (excluding Development Payments and Advance Royalty Payments paid by any sublicensee) shall be paid to SDRMI by the 10th day following the month of receipt by RMI.

         Any sublicense proposed to be granted by RMI shall require the prior approval of SDRMI, which shall not be unreasonably withheld. RMI shall give SDRMI written notice of any proposed sublicense arrangement, and SDRMI shall have 10 days to approve or reject the sublicense as proposed. Rejection of a sublicense proposal by SDRMI shall be made by written notification delivered to RMI within 10 days after said notice, which written rejection shall specify the reason for said rejection. Failure of SDRMI to object within said 10-day period shall constitute approval.

         Should SDRMI wish to obtain information or verification of sales by any sublicensee, said request shall be made directly to RMI, and the inspection request will be made under the contractual sublicense arrangement between RMI and the sublicensee. In such event, SDRMI shall receive notice of the time and place of said inspection and be permitted to have a representative present.

         5. DEVELOPMENT. RMI shall pay SDRMI $65.00 for each development hour expended by SDRMI at the written request of RMI, together with a reimbursement of the actual cost of development materials utilized. Any development funds made available by any third party, including, but not limited to, sublicensees ("Development Funds"), shall be applied fifty percent (50%) for development efforts by SDRMI and fifty percent (50%) for development-related and commercialization activities by RMI, unless the allocation of the proceeds is otherwise agreed upon by SDRMI and RMI, or unless the application of the development funds are otherwise specified by the contributor of the funds.

         Any development effort by RMI shall be shared with SDRMI and shall be deemed part of the TECHNOLOGY covered by this Agreement.

         Simultaneously with the execution of this Agreement, RMI shall pay SDRMI an initial development payment of $12,500.00. In consideration for the initial development payment, SDRMI shall deliver, on or before April 1, 1992, to RMI a PC board and related materials constituting a working safety sensor, manually adjustable and without CPU control (as yet to be developed) incorporating the TECHNOLOGY for use on a parking boom, and a demonstration prototype of a sensor device by April 3, 1992, incorporating the TECHNOLOGY for use on an electric, overhead door. The parking boom shall be suitable for use on parking booms manufactured by Magnetic Maulburg and the prototype for overhead doors shall be suitable for use on overhead door openers manufactured by manufacture(s) designated by RMI. The units shall, at the election of RMI, either be delivered to the home offices of RMI, Sarasota, Florida, or shall be available to be picked up by RMI at the home offices of SDRMI in Euclid, Ohio.

         6. REPRESENTATIONS AND WARRANTIES OF SDRMI. SDRMI makes the following representations and warranties to RMI, each of which shall survive the closing:

                  (a) SDRMI is the sole owner of the technology, subject to no claims, interests, or rights of any third party.

                  (b) SDRMI has full right and authority to enter into this Agreement and to grant the license provided for herein.

                  (c) SDRMI agrees to assist in the defense of the TECHNOLOGY and any patents describing the TECHNOLOGY from any infringement upon the rights of a third party or other patent and from any claim of any third party.

                  (d) The grant of the license and the license granted herein do not require the approval of any other party and do not violate or breach any agreement or obligation to which SDRMI is party or to which the TECHNOLOGY is subject.

                  (e) Timothy McCullough has no right, claim, or interest in or to the TECHNOLOGY, and SDRMI shall assist in the defense of the TECHNOLOGY and RMI and its assigns from any claim or any right to compensation asserted by Mr. McCullough or any other party. Should any compensation or other payment be due Mr. McCullough as a result of the TECHNOLOGY, said payment and compensation shall be the sole responsibility of SDRMI. Should no compensation be paid to Mr. McCullough during any calendar year, the royalty fee due SDRMI shall be reduced by 1.5% of RMI revenues; said reduction will only apply if RMI is paying royalties to Robert Wilson.

                  (f) SDRMI shall not, during the term of this Agreement, compete with the TECHNOLOGY in any application for which the TECHNOLOGY is suitable. For purposes hereof, competition shall mean designing, developing, marketing, commercializing, or manufacturing any product or any technology which has a use or function similar to that served or which may be the TECHNOLOGY
(the "Competitive Activity") or serving as an officer, director, owner, partner, shareholder, agent, or employee of any entity engaged in a Competitive Activity.

                  (g) The TECHNOLOGY is proprietary and has not been disclosed to any third party in a fashion which would adversely affect the confidentiality or proprietary nature of the TECHNOLOGY.

                  (h) The TECHNOLOGY is patentable.

                  (i) Magnetic Maulburg has no right, title, or interest in or to the TECHNOLOGY, and SDRMI agrees to assist RMI in defending any claim asserted by Magnetic Maulburg to the TECHNOLOGY or any patent rights therein.

                  (j) SDRMI has no contractual or compensatory obligation to Robert Wilson.

         7. REPRESENTATIONS AND WARRANTIES OF RMI. RMI makes the following representations and warranties to SDRMI, each of which shall survive the closing:

                  (a) RMI has full right and authority to enter into this Agreement.

                  (b) RMI will exercise its best efforts and good faith to commercialize the TECHNOLOGY.

                  (c) RMI will exercise its best effort and good faith to assist SDRMI in any way possible in developing the TECHNOLOGY for all applications deemed appropriate.

                  (d) RMI shall not, during the term of this Agreement, compete with the TECHNOLOGY in any application for which the TECHNOLOGY is suitable. For purposes hereof, competition shall mean designing, developing, marketing, commercializing, or manufacturing any product or any technology which has a use or function similar to that served, or which may be served, by the TECHNOLOGY (the "Competitive Activity") or serving as an officer, director, owner, partner, shareholder, agent, or employee of any entity engaged in a Competitive Activity.

                  (e) RMI shall grant Robert Wilson a royalty of up to five percent of RMI'S net royalty interest in consideration for obtaining a general release and shall exercise its best efforts to obtaining a general release and shall exercise its best efforts to obtain from Mr. Wilson a general release in favor of both SDRMI and RMI, a Confidentiality Agreement concerning the TECHNOLOGY, and a Covenant not to Compete with the TECHNOLOGY executed by Mr. Wilson.

         8. NON-FRUSTRATION. Neither party to this Agreement shall commit any act or take any action which frustrates or hampers the rights of the other parties under this Agreement. Each party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement.

         9. ARBITRATION. Any dispute arising under this Agreement shall be resolved solely by binding arbitration before the American Arbitration Association. The party commencing the arbitration may select the location of the arbitration hearing, which may be located in either Cleveland, Ohio, or Sarasota, Florida. The finding of the arbitration panel shall be final and binding and shall constitute the sole and exclusive means for resolving any dispute under this Agreement. The determination of arbitrators may be reduced to a final judgment in any court of competent jurisdiction.

         10. MISCELLANEOUS. This agreement constitutes the entire understanding of the parties and shall not be amended or otherwise altered, except in writing, and executed by the parties hereto. This Agreement may not be assigned by either party without the prior written approval of the other party to this Agreement. This Agreement shall not be construed more stringently against any party, regardless of who may have served as the draftsman. This Agreement and the resolution of any dispute shall be governed by the laws of the state Florida. This Agreement has been prepared by Samuel S. Duffey, as legal counsel for RMI. SDRMI has been advised that Mr. Duffey is providing legal services only to RMI and that SDRMI is entitled to consult with and rely upon the advice of independent legal counsel.

         IN WITNESS WHEREOF, the parties have set their hand and seal on the day and year first above written.

                                RMI
                                Radio Metrix, Incorporated



                                By:  /s/ Stephen Michael, 3-14-92
                                     ------------------------------------------
                                     STEPHEN MICHAEL, President


                                SDRMI
                                SDR Metro, Incorporated



                                By: /s/ David Lloyd E. Jones, President 3-14-92
                                    -------------------------------------------
                                    DAVID LLOYD E. JONES, President

                                    EXHIBIT A

                                       to

                               License Agreement
                                    Between
                                 SDRMI and RMI

Set forth below is a description of the TECHNOLOGY:

(5 hand written pages and 2 drawings attached as noted by signing parties)

                                                    Attach to License Agreement

                          FORM 10 - INDEX TO EXHIBITS
                          ITEM 10 - MATERIAL CONTRACT
                                FILING SCHEDULE

                               REDACTED MATERIAL

         The description of TECHNOLOGY is proprietary and contains confidential/trade secret information and therefore is redacted, and not filed herewith.

                        AMENDMENT TO LICENSE AGREEMENT

         THIS AMENDMENT to License Agreement (the "Amendment") is made and entered into by and between Radio Metrix, Incorporated ("RMI"), a Florida corporation, and SDR Metro, Incorporated ("SDRMI"), an Ohio corporation as of the day and year hereinafter written.

                                  WITNESSETH

         WHEREAS, RMI and SDRMI entered into a License Agreement dated March 14, 1992 (the "License Agreement"); and

         WHEREAS, RMI has selected a financial partner to further finance the development, commercialization, manufacturing and marketing of various product applications for the technology, as defined in the License Agreement ("TECHNOLOGY"); and

         WHEREAS, RMI and SDRMI wish to enter into this Addendum to: (i) confirm that the License Agreement is in good standing and not subject to any claims or acts of default and (ii) to alter the royalty payment requirements under Paragraph 3 of the Agreement to accommodate concerns of RMI's financial partner.

         NOW, THEREFORE, for good and valuable consideration, in hand received, including but not limited to the mutual covenants and promises of the parties as set forth in this Agreement, the parties mutually agree as follows:

         1. The License Agreement is in good standing and is not subject to any act or claim of default by either party.

         2. RMI has completed product development of the application of the TECHNOLOGY for parking barrier gates which constitutes the only application for the TECHNOLOGY for which final product development has been completed.

         3. RMI commenced sales of products containing the TECHNOLOGY for application on parking barrier gates within 18 months of the final product development as required by the License Agreement.

         4. Mr. Carl Burnett, as a prior employee of RMI, invented a proprietary noise-cancelling circuit which has applications in conjunction with the TECHNOLOGY (the "Burnett Invention"). Mr. Burnett has assigned his invention to RMI.


===============================================================================
Amendment to License Agreement                                          Page 1

                  RMI is in the process of filing a provisional or formal Patent Application for the Burnett Invention, which Patent(s), together with the proprietary circuitry, will be owned exclusively by RMI. RMI confirms and agrees that no royalty will be charged to SDRMI for any use of the Burnett invention in connection with or in conjunction with the TECHNOLOGY. SDRMI acknowledges that it has no interest in or claim to the Burnett Invention.

         5. The royalty payment requirements, as specified in Paragraph 3 of the License Agreement, are hereby amended and superseded by the following:

                           "Should RMI manufacture or market products incorporating the TECHNOLOGY, RMI shall in lieu of the foregoing Royalty and Volume Royalty (and as the only royalty due SDRMI for such sales) pay SDRMI a royalty equal to the following declining percentage of adjusted gross revenues:

                           25% of the adjusted gross revenues until aggregate royalty paid to SDRMI in any calendar year are equal to or less than $500,000.

                           20% of adjusted gross revenues until aggregate royalty payments paid to SDRMI in any calendar year are greater than $500,000 but less than $1,000,000.

                           15% of adjusted gross revenues once aggregate royalty payments paid to SDRMI in any calendar year exceed $1,000,000.

                           Royalties received by SDRMI shall mean the total of royalties received from RMI and through RMI from any sublicensee for each calendar year. The royalty shall start over on January 1st of each year.


===============================================================================
Amendment to License Agreement                                          Page 2

                           Adjusted gross revenues shall mean gross revenues from products manufactured or marketed by RMI or any sublicensee of RMI incorporating the TECHNOLOGY less only the cost of materials, manufacturing costs, advertising costs and sales costs paid to parties who are not officers, directors or stockholders of RMI or members of their families. Reasonability of cost to be judged be generally accepted accounting principals. It is intended by the parties that all costs associated with manufacturing, marketing and commercializing products incorporating the TECHNOLOGY be deducted, including but not limited to the costs of materials, sales, development, warranty, advertising, promotional activities, overhead and general administrative costs. Only costs paid directly or indirectly to Stephen A. Michael or Samuel S. Duffey or members of their family, or costs which are not directly or indirectly related to the TECHNOLOGY or products incorporating the TECHNOLOGY shall not be a deductible cost."

         6. Any inconsistency between this Addendum and the License Agreement shall be construed in favor of this Addendum. All remaining terms and conditions of the License Agreement shall remain in full force and effect.

         THIS ADDENDUM constitutes the entire understanding of the parties concerning the subject matter hereof and shall not be amended or otherwise altered except in writing executed by the parties hereto. This Addendum shall not be construed more stringently against any party, regardless of who may have served as the draftsman. This Addendum shall be governed by the laws of the State of Florida. This Addendum has been prepared by Samuel S. Duffey, as legal counsel for RMI and SDRMI has been advised that Mr. Duffey is providing legal services only to RMI and that SDRMI is entitled to consult with and rely upon the advice of independent legal counsel.


===============================================================================
Amendment to License Agreement                                          Page 3

         IN WITNESS WHEREOF, the parties have executed this Addendum as of the day and year hereinafter written.


                                           RMI
                                           Radio Metrix, Incorporated



                                        By: /s/ Stephen A. Michael   14 Feb, 97
                                            -----------------------------------
                                           Stephen A. Michael, President  Date


                                           SDRMI
                                           SDR Metro, Incorporated



                                        By: /s/ David Lloyd E. Jones, President
                                                                        5/26/98
                                            -----------------------------------
                                           David Lloyd E. Jones, President Date



wpdata\radiomet\amend-li.agr


===============================================================================
Amendment to License Agreement                                          Page 4

 Attach to Exhibit B - Remedy Upon Default Agreement under Security Agreement

                   FILING SCHEDULE PURSUANT TO PARAGRAPH 2.
   INSTRUCTIONS TO ITEM 601 UNDER SECTION 229.601 EXHIBITS OF REGULATION S-K

         Exhibit B - Remedy Upon Default Agreement is filed as the next numbered Exhibit to this Index.